Exhibit 99.4

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426          (614) 766-1459 FAX

May 22, 2015

The Boards of Directors

Cincinnati Bancorp

Cincinnati Federal Savings and Loan Association

6581 Harrison Avenue

Cincinnati, Ohio 45247

To the Boards:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the to-be-issued stock of Cincinnati Bancorp (the “Corporation”), which is the mid-tier holding company of Cincinnati Federal Savings and Loan Association, Cincinnati, Ohio, (“Cincinnati Federal” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering, with CF, MHC, a federally chartered mutual holding company, to own approximately 55 percent of the shares of the Corporation, with 45 percent of the shares of the Corporation to be offered to the public. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Federal Reserve Board and the Office of the Comptroller of the Currency.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data and material provided to us by the Corporation, Cincinnati Federal and the independent auditors, BKD, LLP, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Corporation and the Bank, with the law firm of Luse Gorman Pomerenk & Schick LLP, the Bank’s conversion counsel, and with BKD, LLP. Further, we viewed the Corporation’s local economy and primary market area.

Boards of Directors

Cincinnati Bancorp

Cincinnati Federal Savings and Loan Association

May 22, 2015

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of May 8, 2015, the pro forma market value or appraised value of Cincinnati Bancorp was $12,000,000 at the midpoint of the valuation range, with a minority public offering of $5,400,000 or 540,000 shares at $10 per share.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Cincinnati Bancorp

Cincinnati, Ohio

As Of:

May 8, 2015

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Cincinnati Bancorp

Cincinnati, Ohio

As Of:

May 8, 2015

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE
1	Consolidated Balance Sheets - At March 31, 2015 and at December 31, 2014	77
2	Balance Sheets - At December 31, 2010 through 2013	78
3	Consolidated Statement of Operations for the Twelve Months Ended March 31, 2015 and the Year Ended December 31, 2014	79
4	Statements of Operations for the Years Ended December 31, 2010 through 2013	80
5	Selected Financial Information	81
6	Income and Expense Trends	82
7	Normalized Earnings Trend	83
8	Performance Indicators	84
9	Volume/Rate Analysis	85
10	Yield and Cost Trends	86
11	Net Portfolio Value	87
12	Loan Portfolio Composition	88
13	Loan Maturity Schedule	89
14	Loan Originations and Purchases, Sales and Repayments	90
15	Delinquent Loans	91
16	Nonperforming Assets	92
17	Classified Assets	94
18	Allowance for Loan Losses	95
19	Investment Portfolio Composition	96
20	Mix of Deposits	97
21	Certificates of Deposit by Rate and Maturity	98
22	Deposit Activities	99
23	Borrowed Funds Activity	100
24	Offices of Cincinnati Federal	101
25	Management of the Bank	102
26	Key Demographic Data and Trends	103
27	Key Housing Data	104
28	Major Sources of Employment	106
29	Unemployment Rates	107
30	Market Share of Deposits	108
31	National Interest Rates by Quarter	109

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
32	Thrift Share Data and Pricing Ratios	110
33	Key Financial Data and Ratios	118
34	Share Data and Pricing Ratios - Mutual Holding Companies	126
35	Key Financial Data and Ratios - Mutual Holding Companies	128
36	Recently Converted Thrift Institutions	130
37	Acquisitions and Pending Acquisitions	131
38	Balance Sheets Parameters - Comparable Group Selection	132
39	Operating Performance and Asset Quality Parameters - Comparable Group Selection	135
40	Balance Sheet Ratios - Final Comparable Group	138
41	Operating Performance and Asset Quality Ratios - Final Comparable Group	139
42	Balance Sheet Totals - Final Comparable Group	140
43	Balance Sheet - Asset Composition Most Recent Quarter	141
44	Balance Sheet - Liability and Equity Most Recent Quarter	142
45	Income and Expense Comparison - Trailing Four Quarters	143
46	Income and Expense Comparison as a Percent of Average Assets	144
47	Yields, Costs and Earnings Ratios - Trailing Four Quarters	145
48	Reserves and Supplemental Data	146
49	Valuation Analysis and Conclusions	147
50	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of May 8, 2015	148
51	Pro Forma Effects of Conversion Proceeds - Minimum - Full Conversion	149
52	Pro Forma Effects of Conversion Proceeds - Midpoint - Full Conversion	150
53	Pro Forma Effects of Conversion Proceeds - Maximum - Full Conversion	151
54	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted - Full Conversion	152
55	Summary of Valuation Premium or Discount - Full Conversion	153
56	Comparable Group Ratios - Minority Offering	154
57	Valuation Analysis and Calculation - Minority Offering	155
58	Projected Effect of Conversion Proceeds - Minimum - Minority Offering	156
59	Projected Effect of Conversion Proceeds - Midpoint - Minority Offering	157
60	Projected Effect of Conversion Proceeds - Maximum - Minority Offering	158
61	Projected Effect of Conversion Proceeds - Maximum, as adjusted - Minority Offering	159
62	Summary of Valuation of Valuation Premium or Discount - Minority Offering	160

ALPHABETICAL EXHIBITS		PAGE
A	Background and Qualifications	161
B	RB 20 Certification	165
C	Affidavit of Independence	166

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Cincinnati Bancorp (the “Corporation”), which will be formed as a mid-tier holding company to own all of the common stock of Cincinnati Federal Savings and Loan Association (“Cincinnati Federal” or the “Bank”), Cincinnati, Ohio. Under the Plan of Conversion, the Corporation will be majority owned by CF Mutual Holding Company, a federally chartered mutual holding company, which will own 55.0 percent of the Corporation. The Corporation will sell to the public 45.0 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering. The shares of common stock are to be issued in connection with the Bank’s Application for Approval of a Minority Stock Offering and Reorganization from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association as a subsidiary of a mid-tier holding company.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”), the Federal Reserve Board (“FRB”) and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on regulatory guidelines entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

Introduction (cont.)

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five years ended December 31, 2010, 2011, 2012, 2013 and 2014, and unaudited financial statements for the three months ended March 31, 2014 and 2015, and discussed them with Cincinnati Federal’s management and with Cincinnati Federal’s independent auditors, BKD, LLP, Cincinnati, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form S-1 and the related filings and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Cincinnati Federal’s main office and three branches and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Ohio and the United States. We have also examined the competitive market within which Cincinnati Federal operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of Cincinnati Federal to those selected institutions.

Introduction (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF CINCINNATI FEDERAL

GENERAL

Cincinnati Federal Savings and Loan Association (“Cincinnati Federal”) was organized in 1922 as a state-chartered mutual savings and loan company with the name, Library Savings and Loan Company. The Bank converted to a federal chartered savings and loan association in 1935 and changed its name to Cincinnati Federal Savings and Loan Association. As part of its conversion, Cincinnati Federal Savings and Loan Association will change its name to Cincinnati Federal.

Cincinnati Federal conducts its business from its main office in an area known as Dent, located on the northwest side of Cincinnati and considered a part of Cincinnati. Cincinnati Federal also has three branches, one in Anderson, one in the Price Hill area of Cincinnati, and one in Miami Heights, with all offices in Hamilton County. The Bank’s primary retail market area is focused on Hamilton County, extending into the western part of Clermont County. The Bank’s lending market includes the surrounding counties of Butler, Clermont and Warren Counties in Ohio and Boone, Campbell and Kenton Counties in Kentucky.

Cincinnati Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Cincinnati Federal is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati and is regulated by the OCC. As of March 31, 2015, Cincinnati Federal had assets of $131,646,000 deposits of $96,622,000 and equity of $11,598,000.

Cincinnati Federal has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Cincinnati Federal has been involved in the origination of one- to four-family mortgage loans, which represented 77.3 percent of its loan originations during the three months ended March 31, 2015. One- to four-family mortgage loan originations represented

General (cont.)

a stronger 93.2 percent of loan originations in the year ended December 31, 2013. At March 31, 2015, 65.1 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a lesser 55.5 percent at December 31, 2012, with the primary sources of funds being retail deposits from residents in its local communities and to a lesser extent, FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans, and consumer loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $10.2 million, or 7.8 percent of its assets, excluding FHLB stock which totaled $888,000 or 0.7 percent of assets at March 31, 2015. The Bank had $3.2 million of its investments in mortgage-backed and related securities representing 2.5 percent of assets. Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $5,400,000 or 540,000 shares at $10 per share, representing 45 percent of the midpoint fully converted appraised value of $12.0 million. The net conversion proceeds will be $4.2 million, net of conversion expenses of approximately $1,200,000. The actual cash proceeds to the Bank of $3.2 million will represent 76.2 percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued in the minority offering or 43,200 shares at $10 per share, representing $432,000 or 8.0 percent of the total value. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP and to invest in short-term deposits.

General (cont.)

The Bank has experienced a moderate deposit increase over the past three fiscal years, with deposits increasing 11.0 percent from December 31, 2012, to December 31, 2014, or an average of 5.5 percent per year. From December 31, 2013, to December 31, 2014, deposits increased by $9.3 million or 11.1 percent, compared to a decrease of 0.1 percent in fiscal 2013. For the three months ended March 31, 2015, deposits increased a larger 3.4 percent or 13.4 percent on an annualized basis.

The Bank has focused on growing its loan portfolio during the past three years and the most recent three months, on monitoring its asset quality position, on improving its net interest margin and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 10.06 percent of assets at December 31, 2012, to 9.13 percent at December 31, 2014, and then to 8.81 percent at March 31, 2015, due primarily to the Bank’s stronger growth in assets.

The primary lending strategy of Cincinnati Federal has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of home equity loans, multi-family loans, and construction loans, with less activity in commercial real estate, commercial business loans and consumer loans.

The Bank’s share of one- to four-family mortgage loans has increased moderately from 61.3 percent of gross loans at December 31, 2013, to 65.1 percent at March 31, 2015. Commercial real estate loans decreased from 13.2 percent to 11.4 percent, and multi-family loans decreased from 13.5 percent of loans to 12.1 percent of loans. Home equity loans decreased from 9.8 percent of loans to 8.6 percent from December 31, 2013, to March 31, 2015, and construction loans increased from 1.9 percent to 2.4 percent. All types of real estate loans, including home equity loans, as a group decreased slightly from 99.79 percent of gross loans at December 31, 2013, to 99.67 percent at March 31, 2015. The decrease in real estate loans was offset by the Bank’s increase in commercial business loans. The Bank’s share of consumer loans decreased from a minimal 0.16 percent to 0.03 percent during the same time period, and commercial business loans increased from 0.05 percent to 0.30 percent of gross loans.

General (cont.)

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s stronger growth in loans. At December 31, 2013, Cincinnati Federal had $977,000 in its loan loss allowance or 1.00 percent of gross loans, and 166.4 percent of nonperforming loans with the loan loss allowance increasing to $1,367,000 and representing a higher 1.23 percent of gross loans and a higher 1231.5 percent of nonperforming loans at March 31, 2015.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with an emphasis on strengthening noninterest income and reducing noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to pursue reducing noninterest expenses, reduce nonperforming assets, and strengthening noninterest income.

PERFORMANCE OVERVIEW

The financial position of Cincinnati Federal at fiscal year end December 31, 2010, through December 31, 2014 and at March 31, 2015, is shown in Exhibits 1 and 2, and the earnings performance of Cincinnati Federal for the fiscal years ended December 31, 2010, through 2014 and for the three months ended March 31, 2015, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2012 through 2014 and at March 31, 2015. Cincinnati Federal has experienced a rise in its loan portfolio and asset base, a decrease in cash and investments, and a rise in deposits from December 31, 2012 through March 31, 2015. The most recent trend for the Bank from December 31, 2014, to March 31, 2015, was a moderate increase in assets, a minimal decrease in cash and investments, a moderate increase in loans with a moderate increase in deposits.

With regard to the Bank’s historical financial condition, Cincinnati Federal has experienced a moderate increase in assets from December 31, 2012, through March 31, 2015, with a moderate increase in loans, a moderate increase in deposits and a minimal increase in the dollar level of equity.

The Bank witnessed an increase in assets of $17.2 million or 15.0 percent for the period of December 31, 2012, to March 31, 2015, representing an average annual increase of 6.7 percent. Over the past two fiscal periods, the Bank experienced its largest dollar increase in assets of $9.1 million in 2014, due primarily to an $8.2 million increase in loans, with a larger $9.3 million increase in deposits. During the Bank’s prior fiscal year of 2013, assets increased $2.2 million or 1.9 percent, compared to an increase of $1.6 million or 1.4 percent in 2012.

Cincinnati Federal’s net loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $93.9 million at December 31, 2012, to $109.6 million at March 31, 2015, and represented a total increase of $15.7 million, or 16.7 percent. The average annual increase during that period was 7.43 percent. For the year ended December 31, 2014, net loans increased $8.2 million or 8.5 percent to $104.5 million, compared to an increase of $5.1 million or 4.9 percent to $109.6 million in the three months ended March 31, 2015.

Performance Overview (cont.)

Cincinnati Federal has obtained funds through deposits and FHLB advances with a stronger than normal use of FHLB advances totaling $21.8 million at March 31, 2015. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits increased $9.3 million or 11.1 percent from December 31, 2013 to 2014, and increased $3.1 million or 3.4 percent, or 13.5 percent, annualized, to $96.6 million at March 31, 2015, from December 31, 2014.

The Bank witnessed a slight increase in its dollar equity level from December 31, 2012 to March 31, 2015, with a decrease occurring in 2014. At December 31, 2012, the Bank had an equity level of $11.5 million, representing a 10.06 percent equity to assets ratio and increased to $12.0 million at December 31, 2013, representing a higher 10.31 percent equity to assets ratio. At December 31, 2014, equity was $11.5 million and a modestly lower 9.13 percent of assets, and then increased to $11.6 million and a modestly lower 8.81 percent at March 31, 2015.

The overall decrease in the equity to assets ratio from December 31, 2012, to March 31, 2015, was the result of the Bank’s increase in assets. The dollar level of equity increased 0.8 percent from December 31, 2012, to March 31, 2015, representing an average annual increase of 0.36 percent.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Cincinnati Federal. This table provides key income and expense figures in dollars for the years ended December 31, 2012, 2013 and 2014 and for the three months ended March 2014 and 2015.

Cincinnati Federal witnessed a modest decrease in its dollar level of interest income from 2012 to 2014. Interest income was $5.0 million in 2012 and a lower $4.7 million in 2013. Interest income then increased in the year ended December 31, 2014, to $4.8 million or $120,000, compared to a decrease of $370,000 in 2013. In the three months ended March 31, 2015, interest income increased to $1.2 million or $4.7 million, annualized.

The Bank’s interest expense also experienced a modest decrease from 2012 to 2014. Interest expense decreased from $1.6 million in 2012 to $1.3 million in 2013, representing a decrease of $290,000 or 17.9 percent. Interest income then increased by $120,000 or 2.5 percent in 2014. In the three months ended March 31, 2015, interest expense was $289,000 or a lower $1.2 million, annualized. Such decrease in interest income from 2012 through March 31, 2015, notwithstanding the larger decrease in interest expense, resulted in a slight dollar increase in annual net interest income but a decrease in net interest margin. Interest expense increased in the year ended December 31, 2014, to $1,353,000, compared to $1,331,000 in interest expense in 2013 and then decreased to $1,156,000 in the three months ended March 31, 2015, annualized.

The Bank has made provisions for loan losses in each of the past three years of 2012 through 2014 and in the three months ended March 31, 2015. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $216,000 in 2012, $133,000 in 2013, $774,000 in 2014 and $32,000 in the three months ended March 31, 2015. The impact of these loan loss provisions has been to provide Cincinnati Federal with a general valuation allowance of $1,367,000 at March 31, 2015, or 1.23 percent of gross loans and 1231.5 percent of nonperforming loans.

Income and Expense (cont.)

Total other income or noninterest income indicated an increase in dollars from 2012 to 2014 and in the three months ended March 31, 2015. Noninterest income was $1,634,000 or 1.43 percent of assets in 2012 and a higher $1,644,000 in 2013 or 1.41 percent of assets. In the year ended December 31, 2014, noninterest income was a higher $1,734,000, representing 1.38 percent of assets. In the three months ended March 31, 2015, noninterest income was $501,000 or 1.52 percent of assets, on an annualized basis. Noninterest income consists primarily of gains and losses on the sale of loans, securities and real estate owned and other income.

The Bank’s general and administrative expenses or noninterest expenses increased from $3.75 million for the year of 2012 to $4.00 million for the year ended December 31, 2013, representing an increase of 6.7 percent, then increased to $4.97 million for the year ended December 31, 2014, or 24.3 percent, and then decreased to $1,183,000 or $4,732,000, annualized. On a percent of average assets basis, operating expenses increased from 3.31 percent of average assets for the year ended December 31, 2012, to 3.60 percent for the year ended December 31, 2013, then increased to 3.93 percent for the year ended December 31, 2014, and then to 3.67 percent for the three months ended March 31, 2015, annualized.

The net earnings position of Cincinnati Federal has indicated volatility from 2012 through 2014. The annual net income (loss) figures for the years of 2012, 2013 and 2014 were $688,000, $555,000 and $(339,000), respectively, and $119,000 for the three months ended March 31, 2015, representing returns on average assets of 0.61 percent, 0.50 percent and (0.27) percent for years 2012, 2013 and 2014, respectively, and 0.37 percent for the three months ended March 31, 2015, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the year ended March 31, 2015. The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items. There were two expense adjustments, resulting in the normalized income being higher than actual earnings for the twelve months ended March 31, 2015, and equal to $468,000. The core income adjustments were a reduction in provision for loan losses of $564,000 and a reduction in the FHLB advance prepayment penalty of $714,000.

Income and Expense (cont.)

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on average assets changed from 0.61 percent in 2012, to 0.50 percent in 2013, to (0.27) percent in 2014, and then to 0.37 percent in the three months ended March 31, 2015, with the lower earnings in 2014 due primarily to the Bank’s higher provision for loan loss.

The Bank’s net interest rate spread increased from 3.17 percent in 2012 to 3.24 percent in 2013, then decreased to 3.08 percent in 2014, then increased to 3.16 percent in the three months ended March 31, 2015. The Bank’s net interest margin indicated a somewhat similar trend, increasing from 3.33 percent in 2012 to 3.37 percent in 2013, then decreased to 3.13 percent in 2014, and then increased to 3.20 percent in the three months ended March 31, 2015. Cincinnati Federal’s net interest rate spread increased 7 basis points from 2012 to 2013, then decreased 17 basis points in 2014 and then increased 8 basis points in the first quarter of 2015. The Bank’s net interest margin followed a similar trend, increasing 4 basis points from 2012 to 2013, then decreasing 24 basis points from 2013 to 2014 and then increasing 7 basis points in the first quarter of 2015.

The Bank’s return on average equity decreased from 2012 to 2014, and then increased in the first quarter of 2015. The return on average equity decreased from 6.17 percent in 2012, to 4.73 percent in 2013, then decreased to (2.82) percent in 2014, and then increased to 4.13 in the first quarter of 2015, annualized.

Cincinnati Federal’s ratio of average interest-earning assets to interest-bearing liabilities decreased modestly from 109.99 percent at December 31, 2012, to 109.62 percent at

Income and Expense (cont.)

December 31, 2013, then decreased to 104.57 percent at December 31, 2014, and then decreased to 103.43 percent at March 31, 2015. The Bank’s overall decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its equity level.

The Bank’s ratio of noninterest expenses to average assets increased from 3.31 percent in 2012 to 3.60 percent in 2013, then increased to 3.93 percent in 2014, and then decreased to 3.67 percent in the three months ended March 31, 2015. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.4 percent for all thrifts and 72.2 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 74.15 percent in 2012 to 80.23 percent in 2013, increased to 96.12 percent in 2014, and then decreased to 85.30 percent in the three months ended March 31, 2015.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. Cincinnati Federal witnessed a decrease in its nonperforming loans ratio from December 31, 2012 to March 31, 2015, and the ratio is below the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Cincinnati Federal’s nonperforming loans consisted of nonaccrual loans and accruing and nonaccruing troubled debt restructured loans. The ratio of nonperforming loans to total loans was 0.10 percent at March 31, 2015, decreasing from 0.69 percent at December 31, 2014, and decreasing from 0.98 percent at December 31, 2012.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 1.16 percent

Income and Expense (cont.)

of loans at December 31, 2012, and decreased to 1.00 percent at December 31, 2013, and then increased to 1.27 percent of loans at December 31, 2014, and decreased to 1.23 percent at March 31, 2015. As a percentage of nonperforming loans, Cincinnati Federal’s allowance for loan losses to nonperforming loans was 118.24 percent at December 31, 2012, a higher 166.16 percent at December 31, 2013, a higher 184.17 percent at December 31, 2014, and a higher 1231.53 percent at March 31, 2015.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year ended December 31, 2014, and for the three months ended March 31, 2015. For the year ended December 31, 2014, net interest income increased $98,000, due to an increase in interest income of $120,000, reduced by a $22,000 increase in interest expense. The increase in interest income was due to a decrease due to rate of $419,000 offset by an increase due to volume of $539,000. The increase in interest expense was due to a $203,000 decrease due to rate, reduced by a $244,000 increase, due to volume.

For the three months ended March 31, 2015, net interest income increased $28,000, due to a decrease in interest income of $9,000, reduced by a larger decrease in interest expense of $37,000. The decrease in interest income was due to an increase due to volume of $290,000, offset by a decrease due to rate of $299,000. The decrease in interest expense was due to an increase due to volume of $17,000, reduced by a decrease due to rate of $54,000.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2013, 2014 and for the three months ended March 31, 2015, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Cincinnati Federal’s weighted average yield on its loan portfolio decreased 44 basis points from fiscal year 2013 to 2014, from 4.95 percent to 4.51 percent and then decreased 16 basis points to 4.35 percent for the three months ended March 31, 2015. The yield on investment securities remained at 1.35 percent from 2013 to 2014, and then decreased to 1.10 percent in the three months ended March 31, 2015. The yield on other interest-earning assets increased 37 basis points from fiscal year 2013 to 2014, from 1.80 percent to 2.17 percent, and then increased 72 basis points to 2.89 percent in the three months ended March 31, 2015. The combined weighted average yield on all interest-earning assets decreased 34 basis points to 4.37 percent from fiscal year 2013 to 2014 and then decreased 13 basis points to 4.24 percent in the three months ended March 31, 2015.

Cincinnati Federal’s weighted average cost of interest-bearing liabilities decreased 18 basis points to 1.29 percent from fiscal year 2013 to 2014, which was less than the Bank’s 34 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 16 basis points from 3.29 percent to 3.08 percent from 2013 to 2014. The Bank’s cost of interest-bearing liabilities then decreased 21 basis points to 1.08 percent, which was less than the Bank’s 13 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread. Then the Bank’s interest rate spread increased 8 basis points in the three months ended March 31, 2015. The Bank’s net interest margin decreased from 3.37 percent in 2013 to 3.13 percent in fiscal year 2014, representing a decrease of 24 basis points and then increased to 3.20 percent in the three months ended March 31, 2015, representing an increase of 7 basis points.

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities decreased from 109.99 percent for the year ended December 31, 2012, to 109.62 percent for the year ended December 31, 2013, then decreased to 104.57 percent for the year ended December 31, 2014, and then decreased to 103.43 percent at March 31, 2015.

INTEREST RATE SENSITIVITY

Cincinnati Federal has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans, commercial real estate loans and multi-family loans and adjustable-rate home equity loans to offset its moderate share of fixed-rate residential mortgage loans. Cincinnati Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Cincinnati Federal has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and commercial real estate loans.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s EVE levels and ratios as of March 31, 2015, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at March 31, 2015, based on a rise in interest rates of 100 basis points was a 12.11 percent decrease, representing a dollar decrease in equity value of $2,172,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 5.80 percent or $1,04100 at March 31, 2015. The Bank’s exposure increases to a 23.37 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $4,192,000. The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 10.68 percent and indicates a 259 basis point decrease from its 13.27 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Cincinnati Federal’s recognition of the need to control its interest rate exposure, the Bank has been moderately active in the origination of adjustable-rate loans. The Bank plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans. The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned conversion and minority stock offering will strengthen the Bank’s equity level and EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

Cincinnati Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate and multi-family loans, home equity loans, construction loans, commercial business loans and consumer loans. Exhibit 12 provides a summary of Cincinnati Federal’s loan portfolio by loan type at December 31, 2014, and at March 31, 2015.

The primary loan type for Cincinnati Federal has been residential loans secured by one- to four-family dwellings, representing a stronger 67.1 percent of the Bank’s gross loans as of March 31, 2015. This share of loans has seen a modest increase from 61.3 percent at December 31, 2013. The second largest real estate loan type as of March 31, 2015, was multi-family loans, which comprised a moderate 12.1 percent of gross loans at March 31, 2015, compared to 13.5 percent as of December 31, 2013. The third largest real estate loan type was commercial real estate loans, which comprised a moderate 11.4 percent of gross loans at March 31, 2015, compared to a larger 13.2 percent at December 31, 2013. The fourth largest real estate loan category was home equity loans, which represented 8.6 percent of gross loans at March 31, 2015, down from 9.8 percent at December 31, 2013. These four real estate loan categories represented a strong 97.2 percent of gross loans at March 31, 2015, compared to a similar 97.9 percent of gross loans at December 31, 2013. The Bank also had 2.4 percent of gross loans in construction loans at March 31, 2015, up from 1.9 percent at December 31, 2013.

The Bank had a minimal 0.30 percent of loans in commercial business loans at March 31, 2015, up from 0.05 at December 31, 2013. The consumer loan category was the smallest loan category at December 31, 2014, and represented a minimal $27,000 or 0.03 percent of gross loans compared to 0.16 percent at December 31, 2013. Consumer loans were also the smallest loan category at December 31, 2013. The Bank’s consumer loans include savings account loans, automobile loans, and other secured and unsecured loans. The overall mix of loans has witnessed only modest changes from December 31, 2013, to March 31, 2015, with the Bank having increased its share of one- to four-family loans, offset by decreases in its shares of commercial real estate loans and multi-family loans. Home equity loans have also decreased.

Lending Activities (cont.)

The emphasis of Cincinnati Federal’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Hamilton County or the adjacent Clermont County. The Bank also makes loans in Butler and Warren Counties in Ohio and Boone, Campbell and Kenton Counties in Kentucky. At March 31, 2015, 67.1 percent of Cincinnati Federal’s gross loans consisted of loans secured by one- to four-family residential properties, both owner-occupied and nonowner-occupied, excluding construction loans and home equity lines of credit.

The Bank offers two types of adjustable-rate mortgage loans (“ARMs”), with adjustment periods of three years and five years. The interest rates on ARMs are generally indexed to the weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities rate. The Bank normally retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Cincinnati Federal’s fixed-rate mortgage loans having terms of 10 years, 15 years, and 30 years. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans normally conform to Freddie Mac or Fannie Mae underwriting standards, which enables the Bank to sell most of its 15-year and 30-year loans in the secondary market with the Bank selling loans on both a servicing released and servicing retained basis, depending on the circumstances.

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 85 percent at Cincinnati Federal, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 85.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Cincinnati Federal has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The adjustable-rate loans have rate caps of 2.0 percent at each adjustment period and 6.0 percent over the life of the loan. The Bank had a total of $12.7 million in commercial real estate loans and $13.5 million in multi-family loans at March 31, 2015, or a combined 23.5 percent of gross loans, compared to a greater 26.8 percent of gross loans at December 31, 2013.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 25 years, with rates on the adjustable-rate loans adjusting at the end of the initial term of three or five years. The maximum loan-to-value ratio is normally 75.0 percent.

The Bank also originates construction loans. The Bank had $2.7 million or 2.4 percent of gross loans in construction loans at March 31, 2015. The Bank makes construction loans to individuals for construction of their primary residence. The maximum loan-to-value ratio is 80.0 percent of construction costs or completed appraised value, whichever is less.

Lending Activities (cont.)

The Bank is also relatively active in home equity loans or lines of credit, which totaled $9.6 million or 8.6 percent of gross loans at March 31, 2015, similar to its $9.6 million or 9.8 percent of loans at December 31, 2013. The interest rate for home equity lines of credit is tied to the prevailing prime interest rate.

Cincinnati Federal is also an originator of commercial business loans, which represented a minimal 0.30 percent of loans at March 31, 2015. The Bank had $47,000 in commercial business loans at December 31, 2013, or 0.05 percent. These loans are normally floating-rate and indexed to the Wall Street Journal prime rate or fixed-rate with a term of one to seven years.

Cincinnati Federal also offers consumer loans, with these loans totaling only $27,000 at March 31, 2015, and representing 0.03 percent of gross loans. Consumer loans primarily include automobile loans, share loans, and other secured and unsecured loans.

Exhibit 13 provides a loan maturity schedule and breakdown and a summary of Cincinnati Federal’s fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At December 31, 2014, 63.8 percent of the Bank’s loans due after December 31, 2015, were adjustable- rate and 36.2 percent were fixed-rate. At December 31, 2014, the Bank had 1.7 percent of its loans due on or before December 31, 2019, or in five years or less. The Bank had a strong 98.3 percent of its loans with a maturity of more than five years.

As indicated in Exhibit 14, Cincinnati Federal experienced a relatively strong increase in its one-to four-family loan originations and total loan originations from 2013 to 2014, and this growth continued in the three months ended March 31, 2015. Total loan originations in 2013 were $55.0 million compared to a much larger $74.5 million in fiscal year 2014, reflective of higher levels of one- to four-family loans, multi-family, home equity loans and construction loans originated, increasing from a combined $2.8 million to $10.3 million. Total loan originations were $26.9 million in the three months ended March 31, 2015, or $107.6 million, annualized, led by one- to four-family loan originations, which totaled $20.8 million or $83.1 million,

Lending Activities (cont.)

annualized. The increase in one- to four-family loan originations from 2013 to 2014 of $12.8 million represented 65.6 percent of the $19.5 million aggregate increase in total loan originations from 2013 to 2014, with multi-family loans increasing a moderate $4.4 million. Commercial loans increased $271,000 from 2013 to 2014, and consumer loans decreased $132,000 from 2013 to 2014. In the three months ended March 31, 2015, one- to four-family loans represented 77.3 percent of total originations, followed by commercial real estate loans, responsible for 9.3 percent of loan originations.

Overall, loan originations and purchases exceeded loan sales, principal payments, loan repayments and other deductions in 2013, 2014, and in the three months ended March 31, 2015. In 2013, loan originations exceeded reductions by $3.0 million, with $31.0 million in loans sold, then exceeded reductions by $8.5 million in 2014, impacted by $41.3 million in loans sold, and then exceeded reductions by $4.9 million in the three months ended March 31, 2015, impacted by $13.6 million in loans sold.

NONPERFORMING ASSETS

Cincinnati Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with higher levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans and multi-family loans and nonowner-occupied single-family loans. Cincinnati Federal has a lower level of nonperforming assets, with nonperforming assets decreasing modestly in the three months ended March 31, 2015.

Exhibit 15 provides a summary of Cincinnati Federal’s delinquent loans at December 31, 2013 and 2014, and at March 31, 2015, indicating an overall decrease in the dollar amount of delinquent loans from December 31, 2013, to March 31, 2015. The Bank had $580,000 in loans delinquent 30 to 89 days at March 31, 2015. Loans delinquent 90 days or more totaled $111,000 at March 31, 2015, with these two categories representing 0.62 percent of gross loans, with most of them, one- to four-family and multi-family real estate loans. At December 31, 2013, delinquent loans of 30 to 89 days totaled $1,221,000 or 1.25 percent of gross loans and loans delinquent 90 days or more totaled $588,000 or 0.60 percent of gross loans for a combined total of $1,809,000 and a higher share of 1.85 percent of gross loans, compared to a lower $691,000 and a lower 0.62 percent of gross loans at March 31, 2015.

It is normal procedure for Cincinnati Federal’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 20 days, the Bank sends a late notice to the borrower and may be accompanied by a phone call, and after 90 days delinquency, a demand letter is sent.

Nonperforming Assets (cont.)

When the loan becomes delinquent 90 days, the Bank considers the loan in default and it is placed on nonaccrual status. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 90 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Cincinnati Federal’s nonperforming assets at December 31, 2012, 2013 and 2014, and at March 31, 2015. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a lower dollar level of nonperforming assets at March 31, 2015, relative to December 31, 2012. Cincinnati Federal’s level of nonperforming assets was $932,000 at December 31, 2012, and a lower $290,000 at March 31, 2015, which represented 0.81 percent of assets in 2012 and 0.22 percent March 31, 2015. The Bank’s nonperforming assets included $811,000 in nonaccrual loans, no loans 90 days or more past due or real estate owned and $121,000 in troubled debt restructured loans for a total of $932,000 at December 31, 2012. At March 31, 2015, nonperforming assets were a lower $290,000 or a lower 0.22 percent of assets and included $111,000 in nonaccrual loans, $179,000 in real estate owned, with no troubled debt restructured loans and no loans 90 days or more past due.

Cincinnati Federal’s levels of nonperforming assets were lower than its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 4.84 percent of assets at December 31, 2013, and a lower 2.24 percent at March 31, 2015 (reference Exhibit 17). The Bank’s classified assets consisted of $2,949,000 in substandard assets, with no assets classified as doubtful or loss at March 31, 2015. The Bank had no assets classified as loss or doubtful at December 31, 2013.

Nonperforming Assets (cont.)

Exhibit 18 shows Cincinnati Federal’s allowance for loan losses at December 31, 2013 and 2014, and at March 31, 2015, indicating the activity and the resultant balances. Cincinnati Federal has witnessed a moderate increase in its balance of allowance for loan losses from $977,000 at December 31, 2013, to $1,367,000 at March 31, 2015, in response to its growth in loans. The Bank had provisions for loan losses of $133,000 in 2013, $774,000 in 2014 and $32,000 in the three months ended March 31, 2015.

The Bank had total charge-offs of $260,000 in 2013, $476,000 in 2014, and $27,000 in the three months ended March 31, 2015, with total recoveries of $2,000 in 2013, $76,000 in 2014 and $12,000 in the three months ended March 31, 2015. The Bank’s ratio of allowance for loan losses to gross loans was 1.00 percent at December 31, 2013, a higher 1.27 percent at December 31, 2014, and a lower 1.23 percent at March 31, 2015. Allowance for loan losses to nonperforming loans was 166.44 percent at December 31, 2013, and a higher 1,231.53 percent at March 31, 2015.

INVESTMENTS

The investment and securities portfolio, including certificates of deposit, has been comprised of interest-bearing deposits and mortgage-backed securities. Exhibit 19 provides a summary of Cincinnati Federal’s investment portfolio at December 31, 2013, 2014 and at March 31, 2015, excluding FHLB stock, which represents the Bank’s mortgage-backed securities at December 31, 2013 and 2014, and at March 31, 2015. Investment securities totaled $3.2 million at March 31, 2015, based on fair value, compared to $4.0 million at December 31, 2013. The Bank had $4.0 million in mortgage-backed securities at December 31, 2013, and $3.2 million at March 31, 2015, both of which are included in total investments and represent all of the Bank’s investments, excluding interest-bearing deposits.

Another key component of cash and investments at March 31, 2015, was interest-bearing deposits, totaling $7.1 million and representing 69.6 percent of total cash and investments, excluding FHLB stock, compared to $6.5 million and a lesser 62.2 percent at December 31, 2012. The Bank had $888,000 in FHLB stock at March 31, 2015. The weighted average yield on investment securities was 1.10 percent and a higher 2.89 percent yield on other interest-earning deposits and FHLB stock for the three months ended March 31, 2015.

DEPOSIT ACTIVITIES

The mix of average deposits by amount at December 31, 2013 and 2014, and at March 31, 2015 is provided in Exhibit 20. There has been a modest change in total deposits and in the deposit mix during this period. Total average deposits have increased from $80.8 million at December 31, 2013, to $95.0 million at March 31, 2015, representing an increase of $14.2 million or 17.6 percent. Average certificates of deposit have increased from $48.9 million at December 31, 2013, to $58.9.0 million at March 31, 2015, representing an increase of $10.0 million or 20.0 percent, while average savings, transaction and MMDA accounts have increased $4.2 million from $31.9 million at December 31, 2013, to $36.1 million at March 31, 2015, or 13.2 percent.

The Bank’s share of certificates of deposit witnessed an increase, rising from a moderate 60.5 percent of deposits at December 31, 2013, to 61.9 percent of deposits at March 31, 2015. The major component of certificates at March 31, 2015, had rates between zero percent and 1.00 percent and represented 40.8 percent of certificates (reference Exhibit 21). At December 31, 2013, the major component of certificates also had rates between zero percent and 1.00 percent, representing a higher 51.0 percent of certificates. The category witnessing the largest change in dollars from December 31, 2013, to March 31, 2015, was certificates with rates between 1.0 percent and 1.99 percent, which increased $12.4 million to $22.2 million during this time period. Two categories of certificates witnessed decreases from December 31, 2013, to March 31, 2015. The category with rates between 3.0 percent and 3.99 percent decreased $4.0 million to $101,000, and the category with rates between 5.0 percent and 5.99 percent decreased $69,000 or 21.5 percent.

Exhibit 22 shows the Bank’s deposit activity for the two years ended December 31, 2013 and 2014, and for the three months ended March 31, 2014 and 2015. Including interest credited, Cincinnati Federal experienced a net decrease in deposits in 2013 and net increases in 2014 and for the three months ended March 31, 2014 and 2015. In 2013, there was a net decrease in deposits of $54,000, then a net increase of $9.3 million in the year ended December 31, 2014, and then net increases of $9.3 million and $3.1 million for the three months ended March 31, 2014 and 2015, respectively.

BORROWINGS

Cincinnati Federal has made moderate use of FHLB advances (reference Exhibit 23) in each of the years ended December 31, 2013 and 2014, and in the three months ended March 31, 2015. The Bank had total FHLB advances of $21.8 million at March 31, 2015, with a weighted cost of 1.38 percent during the period and a balance of a lower $18.5 million at December 31, 2013, with a weighted cost of a higher 3.24 percent during the period.

SUBSIDIARIES

Cincinnati Federal has one subsidiary. Cincinnati Federal Investment Services was formed in late 2014 to offer nondeposit investment and insurance products in partnership with Infinex Investments, Inc.

OFFICE PROPERTIES

Cincinnati Federal had four offices at March 31, 2015, its main office located on Harrison Avenue in Cincinnati, a branch on Glenway Avenue in Cincinnati (Price Hill Branch), a branch on Nagel Road in Cincinnati (Anderson Branch) and a branch on Bridgetown Road in Cincinnati (Miami Heights branch). The Bank owns all of its offices (reference Exhibit 24). At March 31, 2015, the Bank’s total investment in fixed assets, based on depreciated cost, was $2.6 million or 1.95 percent of assets.

MANAGEMENT

Mr. Joseph V. Bunke joined Cincinnati Federal in November 1998 as president. Prior to that, he served as financial and compliance officer for various institutions in the Cincinnati area. He has been working in the banking industry for almost 40 years. Additionally, Mr. Bunke holds a B.S. in economics from Bowling Green State University and an M.B.A. in finance from the University of Cincinnati.

Mr. Herbert C. Brinkman has been the chief financial officer of Cincinnati Federal since January 2006. He has 30 years of experience in accounting, financial management and operations in the banking industry. Mr. Brinkman holds a B.A. in economics from Trinity College, Hartford, Connecticut, and an M.B.A. from the University of Cincinnati.

Mr. Gregory W. Meyers joined Cincinnati Federal in May 2013 as senior vice president and chief lending officer. From 2011 to 2013, he was the vice president and mortgage operations manager of MainSource Bank, where he was in charge of managing their residential mortgage operations. Prior to his employment with MainSource Bank, he served as the chief lending officer of The Franklin Savings and Loan Company until its acquisition by Cheviot Savings Bank. Mr. Meyers hold a B.A. in economics from College of the Holy Cross and an M.B.A in finance.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Cincinnati Federal’s market area is focused on Hamilton County, Ohio, and extends into the Cincinnati metropolitan area of Warren, Butler and Clermont Counties as well as the Kentucky counties of Boone, Campbell and Kenton. Exhibit 26 shows the trends in population, households and income for Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County, Ohio and the United States. The population trends indicate a decrease in Hamilton County for the period from 2000 to 2010 with all other areas increasing in population. Butler County’s population increased by 10.6 percent from 2000 to 2010, Clermont County’s population increased by 10.9 percent, Hamilton County’s population decreased by 5.1 percent and Warren County’s population increased at a strong rate of 34.3 percent. Boone, Campbell and Kenton Counties increased by 38.2 percent, 7.7 percent and 5.5 percent, respectively, while Ohio’s and the United States’ population levels increased by 1.6 percent and 9.7 percent, respectively, during the same time period. Through 2019, population is projected to increase by 2.3 percent, 4.3 percent, 0.8 percent, 8.7 percent, 16.1 percent, 1.3 percent and 5.2 percent in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, respectively, while population in Ohio and the United States is projected to increase by 1.2 percent and 6.2 percent, respectively, through 2019.

More important is the trend in households. Hamilton County’s number of households decreased by 3.7 percent from 2000 through 2010. Butler County experienced a 10.5 percent increase in households from 2000 through 2010, compared to increases of 13.4 percent in Clermont County, 36.6 percent in Warren County, 38.3 percent in Boone County, 15.7 percent in Campbell County, 13.2 percent in Kenton County, 3.5 percent in Ohio and 10.7 percent in the United States. All areas are projected to increase in number of households from 2010 through 2019 by 2.3 percent in Butler County, by 5.4 percent, 1.7 percent and 9.5 percent in Clermont, Hamilton and Warren Counties, respectively, by 15.8 percent, 1.5 percent and 5.0 percent in Boone, Campbell and Kenton Counties, respectively, as well as Ohio and the United States by 2.1 percent and 6.6 percent, respectively.

Description of Primary Market Area (cont.)

The seven counties ranged in per capita income levels from a low of $20,637 in Campbell County to a high of $25,517 in Warren County. Per capita income increased in all areas from 2000 to 2010. Butler County’s per capita income increased to $25,469, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties’ per capita income levels increased to $28,901, $28,037, $29,740, $27,790, $27,315 and $27,225 respectively. Ohio’s increased to $23,975 and the United States’ increased to $26,059. In 2000, median household income in the seven counties ranged from a low of $40,964 in Hamilton County to a high of $57,952 in Warren County, with Ohio at $40,956 and the United States with a median household income of $41,994. Median household income increased from 2000 to 2010 by 13.9 percent, 22.7 percent, 12.9 percent, 14.7 percent, 26.8 percent, 21.4 percent, 17.6 percent, 10.1 percent and 19.2 percent to $54,541, $60,590, $46,236, $66,499, $45,090 and $50,046 in Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County, Ohio and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2019. The median household income levels in Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County, Ohio and the United States are projected to increase by 17.7 percent, 15.0 percent, 20.3 percent, 26.2 percent, 2.5 percent, 19.7 percent, 12.8 percent, 22.8 percent and 19.1 percent, respectively, to $64,191, $69,672, $55,611, $83,942, $69,640, $60,917, $58,247, $55,357 and $59,599, respectively, from 2010 to 2019.

Exhibit 27 provides a summary of key housing data for Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States. In 2000, Hamilton County had the lowest rate of owner-occupancy at 59.9 percent, lower than Butler County at 71.6 percent, Clermont County at 74.7 percent, Warren County at 78.5 percent, Boone County at 74.3 percent, Campbell County at 69.0 percent, Kenton County at 66.4 percent, Ohio at 69.1 percent and the United States at 66.2 percent. As a result, Hamilton County supported a higher rate of renter-occupied housing of 40.1 percent, compared to 28.4 percent in Butler County, 25.3 percent in Clermont County, 21.5 percent in Warren County, 25.7 percent in Boone County, 31.0 percent in Campbell County, 33.6 percent in Kenton County, 30.9 percent in Ohio and 33.8 percent in

Description of Primary Market Area (cont.)

the United States. In 2010, owner-occupied housing decreased slightly in Hamilton County to 59.5 percent and decreased in Butler County to 69.7 percent, in Clermont County to 74.6 percent, increased slightly in Warren County to 78.7 percent, increased to 74.4 percent in Boone County, decreased to 68.4 percent in Campbell County, increased to 67.6 percent in Kenton County, decreased in Ohio to 67.6 percent and in the United States to 65.4 percent. Conversely, the renter-occupied rates increased slightly in Butler County to 30.3 percent, in Clermont County to 25.4 percent, in Hamilton County to 40.5 percent, in Campbell County to 31.6 percent, in Ohio to 32.4 percent and in the United States to 34.6 percent. Renter-occupied percentages decreased slightly in Warren County to 21.3 percent, Boone County to 25.6 percent and in Kenton County to 32.4 percent.

Hamilton County’s 2000 median housing value was $111,400, lower than all but Campbell and Kenton Counties’ median housing values. The other market area counties had 2000 median housing values of $123,200 in Butler County, $122,900 in Clermont County, $131,800 in Boone County, $101,000 in Campbell County, $105,600 in Kenton County, $142,200 in Warren County with the United States’ median housing value at $119,600 and Ohio’s median housing value at $103,700. The 2000 median rent in Hamilton County was $485, which was lower than the other six market area counties of Butler County at $569, Clermont County at $552, Warren County at $613, Boone County at $596, Campbell County at $512, Kenton County at $517, Ohio at $515 and the United States at $602. In 2010, median housing values had increased in Butler County to $152,000, in Clermont County to $153,000, in Hamilton County to $141,100, in Warren County to $191,100, in Boone County to $170,000, in Campbell County to $146,100, in Kenton County to $142,400, in Ohio to $134,400 and in the United States to $179,900. The 2010 median rent levels were $782, $752, $683, $871, $857, $737, $727, $685 and $871, in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States, respectively.

In 2000, the major source of employment for all areas by industry group, based on share of employment, was the services industry. The services industry was responsible for the majority

Description of Primary Market Area (cont.)

of employment in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States with 42.0 percent, 40.6 percent, 49.5 percent, 39.5 percent, 37.6 percent, 44.2 percent, 43.5 percent, 43.8 percent and 46.7 percent of jobs (reference Exhibit 29). The manufacturing industry was the second major employer in Butler, Clermont, Warren and Boone Counties and Ohio at 21.7 percent, 19.0 percent, 23.2 percent, 17.3 percent and 20.0 percent but was the third largest employer in Hamilton County at 14.5 percent, Campbell County at 13.3 percent, Kenton County at 13.4 percent and the United States at 14.1 percent The wholesale/retail trade group was the third major overall employer in Butler, Clermont, Warren and Boone Counties and Ohio at 15.6 percent, 17.7 percent, 16.2 percent, 16.4 percent and 15.5 percent, and the wholesale/retail trade group was the second major overall employer in Hamilton County, Campbell County, Kenton County and the United States with 15.2 percent, 15.6 percent, 16.0 percent and 15.3 percent of employment, respectively. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 20.8 percent of employment in Butler County, 22.6 percent of employment in Clermont County, 21.1 percent of employment in Hamilton County, 21.1 percent of employment in Warren County, 28.8 percent of employment in Boone County, 26.8 percent of employment in Campbell County, 26.9 percent of employment in Kenton County, 20.7 percent of employment in Ohio and 23.9 percent in the United States.

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Butler, Clermont, and Warren Counties and Ohio. In Hamilton County, Boone County, Campbell County, Kenton County and the United States, the wholesale/retail sector remained the second higher employer with manufacturing third. The services industry accounted for 48.8 percent, 56.4 percent, 54.9 percent, 49.3 percent, 47,9 percent, 52.8 percent, 49.6 percent, 51.2 percent and 53.2 percent in Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County, Ohio and the United States, respectively. The manufacturing trade industry provided for 17.0 percent, 15.6 percent, 12.3 percent, 17.6 percent, 13.4 percent, 10.5 percent, 12.6 percent, 15.0 percent and 10.4 percent in Butler County,

Description of Primary Market Area (cont.)

Clermont County, Hamilton County, Warren County, Boone, Campbell County, Kenton County, Ohio and the United States, respectively. The wholesale/retail trade group provided 16.2 percent, 15.0 percent, 14.2 percent, 14.7 percent, 14.2 percent, 15.5 percent, 14.0 percent, 14.8 percent and 14.5 percent of employment in Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County, Ohio and the United States, respectively. In the 2010 Census, the agriculture/mining, construction, transportation/utilities, information, and finance/insurance/real estate sectors accounted for 18.1 percent, 21.8 percent, 18.7 percent, 18.4 percent, 23.5 percent, 21.2 percent, 22.7 percent, 19.0 percent and 21.9 percent in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States, respectively.

Some of the largest employers in Hamilton County are listed below.

Employer	Employees	Product/Service
Kroger Company	39,000	Retail - food stores
Catholic Healthcare Partners	31,000	Healthcare
Procter & Gamble Company	13,600	Manufacturing - soaps, consumer goods
Cincinnati Children’s Hospital	12,300	Healthcare
TriHealth, Inc.	10,200	Healthcare
University of Cincinnati	9,800	Education
Fifth Third Bancorp	8,900	Finance/banking
Macy’s	8,500	Retail - department stores
UC Health	6,800	Healthcare
Frisch’s Restaurants, Inc.	4,800	Restaurants
Christ Hospital	4,500	Healthcare
Cincinnati Bell, Inc.	2,700	Telecommunications

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States in 2010 through March of 2015. All four Ohio counties have been characterized by unemployment rates lower than or equal to the unemployment rate of Ohio. In 2010, Butler County had an unemployment rate of 9.4 percent, compared to unemployment rates of 9.8 percent

Description of Primary Market Area (cont.)

in Clermont County, 9.6 percent in Hamilton County, 8.8 percent in Warren County, 9.3 percent in Boone County, 10.4 percent in Campbell County, 10.2 percent in Kenton County, 10.0 percent in Ohio and 9.6 percent in the United States. In 2011, all areas decreased in unemployment to 8.6 percent, 8.6 percent, 8.6 percent, 7.6 percent, 8.0 percent 9.3 percent, 8.9 percent, 8.7 percent and 8.9 percent in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States, respectively. In 2012, all areas’ unemployment rates again decreased to 7.3 percent, 7.1 percent, 7.2 percent, 6.5 percent, 7.1 percent, 7.6 percent, 7.6 percent, 7.2 percent and 8.1 percent in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States, respectively. In 2013, Butler County, Clermont County, Hamilton County, Warren County, Boone County, Campbell County, Kenton County and the United States had decreases in unemployment to 6.9 percent, 7.0 percent, 7.1 percent, 6.3 percent, 6.8 percent, 7.2 percent, 7.2 percent and 7.4 percent, respectively, while Ohio’s unemployment rate increased to 7.4 percent. Through 2014, all areas had decreases in unemployment to 4.9 percent in both Butler and Clermont Counties, to 5.1 percent and 4.7 percent, respectively, in Hamilton and Warren Counties, to 5.3 percent, 5.8 percent and 5.8 percent in Boone, Campbell and Kenton Counties, and to 5.6 percent and 6.2 percent in Ohio and the United States, respectively. Through March of 2015 in all but Clermont Counties to 4.8 percent, 4.9 percent, 4.7 percent. 4.4 percent, 4.3 percent, 4.4 percent, 4.7 percent, 5.4 percent and 5.6 percent in Butler, Clermont, Hamilton, Warren, Boone, Campbell and Kenton Counties, Ohio and the United States, respectively.

Exhibit 30 provides deposit data for banks and thrifts in Hamilton County in which the Bank has its office. Cincinnati Federal’s deposit base in Hamilton County was approximately $93.5 million or a 3.8 percent share of the $2.5 billion total thrift deposits and a 0.2 percent share of the total deposits, which were approximately $62.2 billion as of June 30, 2014. The market area is dominated by banks, with bank deposits accounting for approximately 96.0 percent of deposits at June 30, 2014.

Description of Primary Market Area (cont.)

Exhibit 31 provides interest rate data for each quarter for the years 2010 through 2014. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013 and 2014, with Thirty-Year Treasury rate rising moderately in 2013 and then decreasing in 2014.

SUMMARY

In summary, population decreased by 5.1 percent in Hamilton County from 2000 to 2010, and the number of households also decreased by 3.7 percent. The 2010 per capita income and median household income levels in Hamilton County were above state and national levels. Also, Hamilton County’s unemployment rates have been lower than both state and national rates. According to the 2010 Census, median housing values in all market area counties were above the state median but all but one were below the national median housing value.

The Corporation holds deposits of approximately 3.8 percent of all thrift deposits in the market area as of June 30, 2014, representing a minimal 0.2 percent share of the total deposit base of $62.2 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Ohio.

Exhibits 32 and 33 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 178 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 54 publicly traded Midwest thrifts (“Midwest thrifts”) and the 14 publicly traded thrifts in Ohio (“Ohio thrifts”), and by trading exchange. Exhibits 34 and 35 present Share Data and Pricing Ratios and Key Financial Data and Ratios for the universe of 37 publicly traded mutual holding companies.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $750 million, a trading exchange requirement that each candidate be traded on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved as a seller in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to December 31, 2014. Due to the general parameter requirement related to trading on NASDAQ or one of the other two major stock exchanges, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is a proposed seller in a merger or acquisition as of May 8, 2015, due to the price impact of such a pending transaction. There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 37.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 178 publicly traded, FDIC-insured savings institutions, excluding the 37 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange and 107 are traded on NASDAQ. There were an additional 23 traded over the counter and 38 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to March 31, 2015, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to December 31, 2013.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $132 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Mutual Holding Companies

The comparable group does not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 37 publicly traded mutual holding companies as well between those 37 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

SUMMARY

Exhibits 38 and 39 show the 45 institutions considered as comparable group candidates after applying the general financial, geographic and merger/acquisition parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section along with being publicly traded on one of the three major exchanges.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 5.4 percent at March 31, 2015, and reflects the Corporation’s lower share of investments, lower than the national and state averages of 13.1 percent and 15.6 percent, respectively. The Bank’s investments have consisted of interest-bearing deposits. For its recent two years ended December 31, 2013, and December 31, 2014, the Corporation’s average ratio of cash and investments to assets was a similar 5.94 percent, ranging from a high of 6.04 percent in 2013 to a low of 5.84 percent in 2014, and was 5.37 percent at March 31, 2015.

The parameter range for cash and investments is has been defined as 25.0 percent or less of assets, with a midpoint of 12.5 percent.

Mortgage-Backed Securities to Assets

At March 31, 2015, the Corporation’s ratio of mortgage-backed securities to assets was 2.4 percent, moderately lower than the national average of 10.4 percent and the regional average of 9.5 percent for publicly traded thrifts.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 28.0 percent or less of assets and a midpoint of 14.0 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including

One- to Four-Family Loans to Assets (cont.)

construction loans and excluding home equity loans, represented 58.3 percent of the Corporation’s assets at March 31, 2015, which is similar to its ratio of 58.4 percent at December 31, 2014, and higher than its ratio of 53.1 percent at December 31, 2013. The parameter for this characteristic is 60.00 percent of assets or less in one- to four-family loans with a midpoint of 30.00 percent.

Total Net Loans to Assets

At March 31, 2015, the Corporation had an 84.3 percent ratio of total net loans to assets and a lower three fiscal year average of 83.6 percent, compared to the national average of a lower 68.6 percent and the regional average of 67.1 percent for publicly traded thrifts. The Corporation’s ratio of total net loans to assets changed from 83.46 percent of total assets at December 31, 2013, to 83.13 percent at December 31, 2014, to 84.31 percent at March 31, 2015.

The parameter for the selection of the comparable group is from 45.0 percent to 9.2 percent with a midpoint of 68.5 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 2.4 percent and 84.3 percent, respectively, for a combined share of 86.7 percent. Recognizing the industry and regional ratios of 79.1 percent and 76.6 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 92.0 percent, with a midpoint of 76.0 percent.

Borrowed Funds to Assets

The Corporation had borrowed funds of $21.8 million or 16.6 percent of assets at March 31, 2015, which is higher than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 8.8 percent at March 31, 2015, 9.1 percent at December 31, 2014 and 10.3 percent at December 31, 2013, averaging 9.7 percent for the two fiscal years ended December 31, 2014. The Bank’s retained earnings increased in 2013, decreased in 2014, and increased in the three months ended March 31, 2015. After conversion, based on the midpoint value of $12.0 million, with a 45.0 percent minority offering, with 76.2 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 11.6 percent of assets, with the Corporation at 12.3 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 18.0 percent with a midpoint ratio of 12.5 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and the three months ended March 31, 2015. The primary performance indicator is the Corporation’s core return on average assets (ROAA). The second performance indicator is the Corporation’s core return on average equity (ROAE). To measure the Corporation’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended March 31, 2015, the Corporation’s core ROAA was 0.36 percent based on a core income of $465,000, as detailed in Item I of this Report. The net ROAA for the year ended December 31, 2013, was (0.27) percent. The Corporation’s ROAAs in its most recent three fiscal years ended December 31, 2014, were 0.61 percent, 0.50 percent, and (0.27) percent, respectively, with a three fiscal year average ROAA of 0.28 percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended March 31, 2015, was 3.92 percent based on its core income and 4.02 percent in the fiscal year ended December 31, 2014.

The parameter range for ROAE for the comparable group, based on core income, is 10.00 percent or less with a midpoint of 5.00 percent.

Net Interest Margin

The Corporation had a net interest margin of 2.87 percent for the twelve months ended March 31, 2015, representing net interest income as a percentage of average interest-earning assets. The Corporation’s net interest margin levels in its three fiscal years of 2012 through 2014 were 3.33 percent, 3.37 percent, and 3.10 percent, respectively, averaging 3.27 percent.

The parameter range for the selection of the comparable group is from a low of 2.60 percent to a high of 4.65 percent with a midpoint of 3.63 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2015, the Corporation had a 4.00 percent ratio of operating expense to average assets. In its three fiscal years ended December 31, 2014, the Corporation’s expense ratio averaged 3.67 percent, from a low of 3.31 percent in fiscal year 2012 to a high of 4.11 percent in fiscal year 2014.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.25 percent with a midpoint of 3.13 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a higher level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 1.45 percent for the twelve months ended March 31, 2015. For its three years ended December 31, 2012, through 2014, the Corporation’s ratio of noninterest income to average assets was 1.43 percent, 1.41 percent and 1.43 percent, respectively, for an average of 1.42 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 0.22 percent at March 31, 2015, which was lower than the national average of 1.43 percent for publicly traded thrifts and the average of 1.68 percent for Midwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 1.17 for its most recent three fiscal years ended December 31, 2014, from a high of 1.36 percent in 2014, to a low of 0.94 percent 2013.

The comparable group parameter for nonperforming assets is 3.00 percent or less of total assets, with a midpoint of 1.50 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $179,000 at March 31, 2015, representing a ratio to total assets of 0.14 percent, following ratios of repossessed assets to total assets of 0.20 percent and 0.05 percent at December 31, 2014, and December 31, 2013, respectively. National and regional averages were 0.35 percent and 0.47 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.00 percent of assets or less with a midpoint of 0.50 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,367,000, representing a loan loss allowance to total assets ratio of 1.04 percent at March 31, 2015, which was lower than its 1.07 percent ratio at December 31, 2014, and higher than its 0.84 percent ratio at December 31, 2013.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.35 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $311.9 million to $718.5 million with an average asset size of $446.4 million and have an average of 9.0 offices per institution. Three of the comparable group institutions are in Illinois, three are in Indiana, two in Michigan, and one each in Kentucky and Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.50 percent, which is 9.4 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.65 percent, lower than all publicly traded thrifts at 0.73 percent and publicly traded Ohio thrifts at 0.84 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Ohio thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

As presented in Exhibits 43 and 44, at March 31, 2015, the Corporation’s total equity of 8.81 percent of assets was lower than the comparable group at 13.50 percent, all thrifts at 12.34 percent, Midwest thrifts at 11.92 percent and Ohio thrifts at 12.43 percent. The Corporation had an 84.31 percent share of net loans in its asset mix, higher than the comparable group at 66.15 percent, all thrifts at 68.62 percent, Midwest thrifts at 67.07 percent and Ohio thrifts at 72.30 percent. The Corporation’s higher share of net loans and lower 2.41 percent share of mortgage-backed securities is primarily the result of its lower 5.37 percent share of cash and investments. The comparable group had a much higher 16.58 percent share of cash and investments and a higher 10.75 percent share of mortgage-backed securities. All thrifts had 10.43 percent of assets in mortgage-backed securities and 13.13 percent in cash and investments. The Corporation’s 73.94 percent share of deposits was lower than the comparable group, all thrifts, Midwest thrifts and Ohio thrifts, reflecting the Corporation’s higher share of borrowed funds of 16.56 percent. As ratios to assets, the comparable group had deposits of 77.33 percent and borrowings of 8.20 percent. All thrifts averaged a 75.44 percent share of deposits and 11.10 percent of borrowed funds, while Midwest thrifts had a 78.67 percent share of deposits and an 8.41 percent share of borrowed funds. Ohio thrifts averaged a 75.46 percent share of deposits and an 11.30 percent share of borrowed funds. The Corporation had no goodwill, compared to 0.27 percent for the comparable group, 0.20 percent for all thrifts, 0.31 percent for Midwest thrifts and 0.17 percent for Ohio thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended March 31, 2015, the Corporation had a yield on average interest-earning assets higher than the comparable group, all thrifts, Midwest thrifts and Ohio thrifts. The Corporation’s yield on interest-earning assets was 3.96 percent compared to the comparable group at 3.73 percent, all thrifts at 3.77 percent, Midwest thrifts at 3.68 percent and Ohio thrifts at 3.47 percent.

The Corporation’s cost of funds for the twelve months ended March 31, 2015, was higher than the comparable group, all thrifts, Midwest thrifts and Ohio thrifts. The Corporation had an average cost of interest-bearing liabilities of 1.24 percent compared to 0.74 percent for the comparable group, 1.04 percent for all thrifts, 0.71 percent for Midwest thrifts and 0.94 percent for Ohio thrifts. The Corporation’s yield on interest-earning assets and interest cost resulted in a net interest spread of 2.72 percent, which was modestly lower than the comparable group at 2.99 percent, similar to all thrifts at 2.73 percent and lower than Midwest thrifts at 2.97 percent and higher than Ohio thrifts at 2.53 percent. The Corporation generated a net interest margin of 2.87 percent for the twelve months ended March 31, 2015, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.34 percent. All thrifts averaged a lower 2.86 percent net interest margin for the trailing four quarters, with Midwest thrifts at 3.08 percent and Ohio thrifts at a lower 2.65 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Corporation had $760,000 in provision for loan losses during the twelve months ended March 31, 2015, representing 0.59 percent of average assets. The average provision for loan losses for the comparable group was 0.11 percent, with all thrifts at 0.09 percent, Midwest thrifts at 0.14 percent and Ohio thrifts at 0.15 percent.

Analysis of Financial Performance (cont.)

The Corporation’s total noninterest income was $1,869,000 or 1.45 percent of average assets for the twelve months ended March 31, 2015. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.68 percent, and higher than all thrifts at 0.83 percent, Midwest thrifts at 0.80 percent and Ohio thrifts at 0.55 percent. For the twelve months ended March 31, 2015, the Corporation’s operating expense ratio was 4.00 percent of average assets, higher than the comparable group at 2.76 percent, all thrifts at 3.05 percent, Midwest thrifts at 3.06 percent, and Ohio thrifts at 2.72 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended March 31, 2015, the Corporation had a net ROAA of (0.26) percent and core ROAA of 0.36 percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.74 percent and a core ROAA of 0.69 percent. All publicly traded thrifts averaged a higher net ROAA of 0.72 percent and 0.73 percent core ROAA, with Midwest thrifts a 0.75 percent net ROAA and a 0.74 percent core ROAA. The twelve month net ROAA for the 14 Ohio thrifts was 0.87 percent and their core ROAA was 0.84 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Cincinnati Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the year ended December 31, 2014, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has experienced decreases in its assets and loans in each of the past four fiscal years and in deposits for three of the past four fiscal years with growth in the three months ended March 31, 2015. The Bank has experienced modest earnings in four of the past five years with a loss in the year ended December 31, 2014, and is focused on reducing operating expenses, monitoring and reducing its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities,

Earnings Performance (cont.)

thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has been characterized with a higher yield on earning assets but a higher cost of funds, resulting in an average net interest margin, which has been similar to industry averages, with the trend experiencing a modest change over the past two years and its 2.87 percent net interest margin for the twelve months ended March 31, 2015, was similar to the industry average of 2.86 percent and lower than the comparable group average of 3.34 percent. During its past two years ended December 31, 2014, Cincinnati Federal’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.47 percent in 2013 to 1.36 percent in 2014, and then to 1.24 percent in the twelve months ended March 31, 2015. The Bank’s ratio was higher than the average of 0.74 percent for the comparable group and the average of 1.04 percent for all thrifts. Following the conversion, the Bank will strive to reduce its operating expenses, strive to increase its net interest margin, maintain its higher noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced increased loan origination activity in mortgage loans with minimal activity in nonmortgage loans, with mortgage loan activity rising significantly in 2014. Total loan originations in fiscal year 2014 were well above originations for 2013, and net loan change in 2013 was an increase of $3.0 million due to lower originations compared to an increase of $8.5 million in 2014, due to higher loan originations. Gross loan originations were noticeably higher in fiscal year 2014 compared to 2013, related to higher one-to-four-family loan originations, higher multi-family loans and higher home equity loans. Originations totaled $74.5 million in 2014, compared to $55.0 million in 2013, with $52,000 in loan purchases in 2013 and $323,000 in 2014. In the three months ended March 31, 2015, loan originations were $26.9 million or $84.7 million in the past twelve months.

Earnings Performance (cont.)

From December 31, 2012, to December 31, 2014, three of the seven categories of loans experienced increases in their balances, with one- to four-family loans increasing the most. One- to four-family loans increased by $17.9 million or 34.0 percent, from December 31, 2012, to December 31, 2014. Commercial and consumer loans increased by a combined $351,000 or over 100.0 percent from December 31, 2012, to December 31, 2014. All other loan categories experienced decreases in their balances. Overall, the Bank’s lending activities resulted in a total loan increase of $10.2 million or 10.5 percent and a net loan increase of $10.6 million or 11.3 percent from December 31, 2012, to December 31, 2014. In the three months ended March 31, 2015, loans increased $4.9 million or 4.6 percent.

The impact of Cincinnati Federal’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.96 percent for the twelve months ended March 31, 2015, compared to a lower 3.73 percent for the comparable group, 3.77 percent for all thrifts and a lower 3.47 percent for Ohio thrifts. The Bank’s ratio of interest income to average assets was 3.71 percent for the twelve months ended March 31, 2015, similar to the comparable group at 3.75 percent, all thrifts at 3.74 percent and Ohio thrifts at 3.75 percent.

Cincinnati Federal’s 1.24 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2015, was much higher than the comparable group at 0.74 percent, all thrifts at 1.04 percent, Midwest thrifts at 0.71 percent and Ohio thrifts at 0.94 percent. The Bank’s resulting net interest spread of 2.72 percent for the twelve months ended March 31, 2015, was lower than the comparable group at 2.99 percent, similar to all thrifts at 2.73 percent, lower than Midwest thrifts at 2.97 percent and higher than Ohio thrifts at 2.53 percent. The Bank’s net interest margin of 2.87 percent, based on average interest-earning assets for the twelve months ended March 31, 2015, was lower than the comparable group at 3.34 percent and Midwest thrifts at 3.08 percent but higher than all thrifts at 2.86 percent and Ohio thrifts at 2.65 percent.

The Bank’s ratio of noninterest income to average assets was 1.45 percent for the twelve months ended March 31, 2015, which was moderately higher than the comparable group at 0.68 percent, higher than all thrifts at 0.83 percent, Midwest thrifts at 0.80 percent and Ohio thrifts at 0.55 percent.

Earnings Performance (cont.)

The Bank’s operating expenses were higher than the comparable group, all thrifts, Midwest thrifts and Ohio thrifts. For the twelve months ended March 31, 2015, Cincinnati Federal had an operating expenses to assets ratio of 4.00 percent compared to 2.76 percent for the comparable group, 3.05 percent for all thrifts, 3.06 percent for Midwest thrifts and 2.72 percent for Ohio thrifts. Cincinnati Federal had a higher 96.4 percent efficiency ratio for the twelve months ended March 31, 2015, compared to the comparable group with an efficiency ratio of 72.5 percent. The efficiency ratio for all publicly traded thrifts was 67.9 percent for the most recent twelve months.

For the twelve months ended March 31, 2015, Cincinnati Federal generated a higher ratio of noninterest income, a higher ratio of noninterest expenses and a lower net interest margin relative to its comparable group. The Bank had a 0.59 percent provision for loan losses during the twelve months ended March 31, 2015, compared to the comparable group at 0.11 percent of assets, all thrifts at 0.09 percent and Midwest thrifts at 0.14 percent. The Bank’s allowance for loan losses to total loans of 1.19 percent was lower than the comparable group and similar to all thrifts. The Bank’s 471.4 percent ratio of reserves to nonperforming assets was higher than the comparable group at 151.2 percent and higher than all thrifts at 439.2 percent and higher than Midwest thrifts at 97.3 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended March 31, 2015, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (0.26) percent for the twelve months ended March 31, 2015, and a return on average assets of (0.28) percent and 0.50 percent in 2014 and 2013, respectively. The Bank’s core return on average assets was a higher 0.36 percent for the twelve months ended

Earnings Performance (cont.)

March 31, 2015, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.74 percent and a higher core ROAA of 0.69 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.72 percent and 0.73 percent, respectively. Midwest thrifts indicated a net ROAA of 0.75 percent and a core ROAA of 0.74 percent.

Following its conversion, Cincinnati Federal’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income, overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a more favorable 0.46 percent in fiscal 2015 followed by earnings based on ROAA of 0.42 percent in 2016 and 0.51 percent in 2017. The Bank’s ratio of noninterest income to average assets increased in 2014 and has consistently been above industry averages. Overhead expenses indicated moderate increases overall during the past two fiscal years, due primarily to higher one-time expenses.

In recognition of the foregoing earnings related factors, considering Cincinnati Federal’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Cincinnati Federal’s market area is focused on Hamilton County, Ohio, but also includes Butler, Clermont and Warren Counties in Ohio and Boone, Campbell and Kenton Counties in Kentucky. Population decreased by 5.1 percent in Hamilton County from 2000 to 2010, and the number of households also decreased, by 3.7 percent. Population levels increased in all other market area counties at percentages ranging from 5.5 percent to 38.2 percent from 2000 to 2010, and all counties are projected to continue to increase through 2019. From 2000 to 2010, the number of households increased in all but Hamilton County at rates ranging from 10.5 percent to 38.3 percent, with all counties expected to increase in number of households through 2019. The 2010 per capita income and median household income levels in Hamilton County were above state and national levels. Also, Hamilton County’s unemployment rates have been equal to or lower than both state and national rates. According to the 2010 Census, median housing values in all market area counties were above the state median, but all but one were below the national median housing value.

In 2014, Hamilton County had an unemployment rate of 5.1 percent, which was less than both Ohio’s and the United States’ unemployment rates of 5.6 percent and 6.2 percent, respectively. Through March of 2015, Hamilton County’s unemployment rate remained lower at 4.7 percent than both Ohio’s at 5.4 percent and that of the United States at 5.4 percent.

The Corporation holds deposits of approximately 3.8 percent of all thrift deposits in the market area as of June 30, 2014, representing a minimal 0.2 percent share of the total deposit base of $62.2 billion.

In recognition of the foregoing factors, we believe that an upward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of Cincinnati Federal is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43, and 44. The Bank’s ratio of total equity to total assets was 8.81 percent at March 31, 2015, which was moderately lower than the comparable group at 13.50 percent, all thrifts at 12.34 percent and Midwest thrifts at 11.92 percent. Based on the minority offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 12.13 percent and the Bank’s pro forma equity to assets ratio will increase to 11.45 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Cincinnati Federal had a moderately higher 84.3 percent ratio of net loans to total assets at March 31, 2015, compared to the comparable group at 66.2 percent. All thrifts indicated a lower 68.6 percent, as did Midwest thrifts at 67.1 percent. The Bank’s 5.4 percent share of cash and investments was lower than the comparable group at 16.6 percent, while all thrifts were at 13.1 percent and Midwest thrifts were at 15.6 percent. Cincinnati Federal’s 2.4 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 10.8 percent and lower than all thrifts at 10.4 percent and lower than Midwest thrifts at 9.5 percent.

The Bank’s 73.9 percent ratio of deposits to total assets was lower than the comparable group at 77.3 percent, lower than all thrifts at 75.4 percent and lower than Midwest thrifts at 78.7 percent. Cincinnati Federal’s lower ratio of deposits was due to its higher share of borrowed funds. Cincinnati Federal had a lower equity to asset ratio of 8.6 percent, compared to the comparable group at 13.5 percent of total assets, with all thrifts at 12.3 percent and Midwest thrifts at 11.9 percent. Cincinnati Federal had a higher share of borrowed funds to assets of 16.6 percent at March 31, 2015, well above the comparable group at 8.20 percent and higher than all thrifts at 11.10 percent and Midwest thrifts at 8.41 percent. In 2014, total deposits increased by $9.3 million or 11.0 percent. During 2013, Cincinnati Federal’s deposits decreased by $54,000 or 0.1 percent from $84.21 million to $84.16 million.

Financial Condition (cont.)

Cincinnati Federal had no goodwill and $570,000 in servicing rights and had a lower share of repossessed real estate at March 31, 2015. The Bank had repossessed real estate of $179,000 or 0.14 percent of assets at March 31, 2015. This compares to ratios of 0.27 percent for goodwill and intangible assets and 0.25 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.20 percent and a real estate owned ratio of 0.35 percent.

The financial condition of Cincinnati Federal has not been impacted by its balance of nonperforming assets of $290,000 or a lower 0.22 percent of total assets at March 31, 2015, compared to a higher 1.18 percent for the comparable group, 1.43 percent for all thrifts, 1.68 percent for Midwest thrifts and 1.21 percent for Ohio thrifts. The Bank’s ratio of nonperforming assets to total assets was a higher 0.79 percent at December 31, 2014.

At March 31, 2015, Cincinnati Federal had $1,367,000 of allowances for loan losses, which represented 1.04 percent of assets and 1.19 percent of total loans. The comparable group indicated similar allowance ratios, relative to assets and higher relative to loans, equal to 0.97 percent of assets and a higher 1.41 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 0.85 percent of assets and a similar 1.19 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Cincinnati Federal’s $1,367,000 of allowances for loan losses represented a higher 471.38 percent of nonperforming assets at March 31, 2015, compared to the comparable group’s 151.23 percent, with all thrifts at 90.25 percent, Midwest thrifts at a lower 87.51 percent and Ohio thrifts at a lower 94.68 percent. Cincinnati Federal’s ratio of net charge-offs to average total loans was 0.38 percent for the twelve months ended March 31, 2015, compared to a lower 0.17 percent for the comparable group, 0.19 percent for all thrifts and 0.29 percent for Midwest thrifts.

Financial Condition (cont.)

Cincinnati Federal has a modest level of interest rate risk. The change in the Bank’s EVE level at March 31, 2015, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 12.1 percent decrease, representing a dollar decrease in equity value of $2,172,000. The Bank’s exposure increases to a 23.4 percent decrease in its EVE level under a 200 basis point rise in rates, representing a dollar decrease in equity of $4,192,000. The Bank’s post shock EVE ratio at March 31, 2015, assuming a 200 basis point rise in interest rates was 10.68 percent and indicated a 259 basis point decrease from its 13.27 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that no adjustment is warranted for Cincinnati Federal’s current financial condition, due to the Bank’s lower equity position, also lower equity position after conversion and lower share of allowance for loan losses to loans, recognizing the Bank’s recently stronger growth in loans.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, Cincinnati Federal has been characterized by modest changes in assets, loans and deposits. The Bank’s average annual asset change from December 31, 2012, to December 31, 2014, was an increase of 4.9 percent. This increase rate compares to a lower 3.2 percent for the comparable group, a lower 2.8 percent for all thrifts, and a lower 2.6 percent for Midwest thrifts. The Bank’s modest growth in assets is reflective of its growth in net loans during the period of an average annual 5.65 percent with an average annual decrease in cash and investments of 8.1 percent. Cincinnati Federal’s deposits indicate an average annual increase of 5.5 percent from December 31, 2012, to December 31, 2014, compared to average growth rates of 2.7 percent for the comparable group, 2.1 percent for all thrifts and 2.5 percent for Midwest thrifts.

Cincinnati Federal’s deposits indicated an increase of 11.1 percent from December 31, 2013 to 2014. Annual deposit change was growth rates of 3.2 percent for the comparable group, 2.6 percent for all thrifts and 2.7 percent for Midwest thrifts. The Bank had $21.8 million in borrowed funds or 16.6 percent of assets at March 31, 2015, compared to the comparable group at 8.2 percent and also had a higher $18.5 million in borrowed funds at December 31, 2013, or 15.9 percent of assets.

In spite of its minimal deposit change, historically, the Bank grew moderately in 2014, and considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity, all impacted by the Bank’s performance by the senior management team. Cincinnati Federal’s primary market area county experienced decreases in population and households in Hamilton County between 2000 and 2010, while the surrounding market area counties experienced a combined increase. The Bank’s primary market area county also indicated 2010 per capita income above Ohio’s and that of the United States, and the median household income level in Hamilton County was also above the state and the national levels. In 2010, the median housing value in Hamilton County was slightly higher than that of Ohio but below that of the United States, and the median rent level was below both state and national levels.

Asset, Loan and Deposit Growth (cont.)

The total deposit base in Hamilton County increased by 6.9 percent from June 30, 2013, to June 30, 2014; and during that period, the number of financial institution offices in Hamilton County decreased by seven offices. From June 30, 2013, to June 30, 2014, Cincinnati Federal’s deposit market share in Hamilton County remained at 0.1 percent.

Based on the foregoing factors, we have concluded that no adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. All of the ten institutions in the comparable group paid cash dividends during the most recent year for an average dividend yield of 1.63 percent and an average payout ratio of 36.81 percent. During that twelve month period, the average dividend yield for all thrifts was a lower 1.34 percent with a payout ratio of 22.33 percent.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2014, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of increased merger/acquisition activity in the thrift industry.

Cincinnati Federal will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing $1,415,000 or 26.2 percent of the stock offered to the public based on the appraised midpoint valuation and the 45.0 percent minority offering. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Bank has secured the services of Keefe, Bruyette & Woods, to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY/MARKETABILITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Keefe, Bruyette & Woods. The stock of the Corporation will be traded on the OTC Pink Marketplace.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $49.8 million for the stock outstanding compared to a midpoint public offering of $5.4 million for the Corporation, less the ESOP and the estimated 141,500 shares to be purchased by officers and directors, resulting in shares sold of just 400,000 or $4.0 million. The Corporation’s public market capitalization will be approximately 10.8 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,200 shares during the last four quarters.

The comparable group has an average of 3,278,473 shares outstanding compared to 540,000 shares outstanding for the Corporation based on the midpoint valuation and the minority offering structure.

In addition, as a minority offering of an MHC, such structure reduces the marketability of the stock. As a group, MHCs indicate a lower ROAA and a lower ROAE compared to all publicly traded thrifts and a much lower median number of shares outstanding, recognizing the presence of two much larger publicly traded MHCs which inflates the average number of shares outstanding for MHCs. The average trading volume for MHCs is also lower as a group. Due to their control by the MHC, the positive influence of merger and acquisition activity in the overall market of publicly traded thrifts has not been paralleled for publicly traded MHCs.

Based on the higher average market capitalization, shares outstanding and daily trading volume relative to the Corporation, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

Mr. Joseph V. Bunke joined Cincinnati Federal in November 1998 as president. Prior to that, he served as financial and compliance officer for various institutions in the Cincinnati area. He has been working in the banking industry for almost 40 years. Additionally, Mr. Bunke holds a B.S. in economics from Bowling Green State University and an M.B.A. in finance from the University of Cincinnati.

Mr. Herbert C. Brinkman has been the chief financial officer of Cincinnati Federal since January 2006. He has 30 years of experience in accounting, financial management and operations in the banking industry. Mr. Brinkman holds a B.A. in economics from Trinity College, Hartford, Connecticut, and an M.B.A. from the University of Cincinnati.

Mr. Gregory W. Meyers joined Cincinnati Federal in May 2013 as senior vice president and chief lending officer. From 2011 to 2013, he was the vice president and mortgage operations manager of MainSource Bank, where he was in charge of managing their residential mortgage operations. Prior to his employment with MainSource Bank, he served as the chief lending officer of The Franklin Savings and Loan Company until its acquisition by Cheviot Savings Bank. Mr. Meyers hold a B.A. in economics from College of the Holy Cross and an M.B.A in finance.

During its most recent fiscal year, Cincinnati Federal has been able to maintain a reasonable net interest margin, maintain its higher noninterest income and reduce its cost of funds. The Bank did experience a rise in its total noninterest expenses to assets in 2014. The Bank experienced a loss in 2014 due to higher provision for loan losses, and then modest earnings in the first quarter of 2015. The Bank’s asset quality position experienced minimal change from December 31, 2012, to December 31, 2014, with nonperforming assets decreasing from 0.81 percent in 2012 to 0.79 percent in 2014 and then decreased to 0.22 percent at March 31, 2015. The Bank has also strengthened its lending activity in 2014 with loan originations rising from $55.0 million in 2013 to $74.5 million in 2014 and continued stronger activity in the first quarter of 2015. Along with the rise in loan originations, the Bank has established an active market program for its new fixed-rate one- to four-family mortgage loans and sold $41.2 million in loans

Management (cont.)

in 2014, and $13.6 million in the first quarter of 2015. The Bank’s management team is confident that the Bank is positioned for continued loan growth and a return to profitability following its conversion and minority offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s continued presence of a higher share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends, including the recent pricing decreases for the most recent two standard conversions, cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

As indicated in Section 3 of this Appraisal, in order to moderate the differences among the ten comparable group companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion assumptions to their current financial structure. Our application to the Corporation of the market value adjustments relative to the comparable group determined in Section 4 will be the basis for the pro forma market value of the Corporation on a fully converted basis, pursuant to regulatory guidelines.

Valuation Methods

Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have stabilized and improved in 2013 and 2014, additional attention was given to the price to core earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating earnings have decreased significantly and stable lower interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has continued to be the valuation focus and more meaningful to the objective of discerning commonality and comparability among institutions. In our opinion, the price to book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method.

In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were

Valuation Methods (cont.)

made for the Bank’s earnings, financial condition, stock liquidity, and for the marketing of the issue. No adjustments were made for dividends, subscription interest, management and balance sheet growth. An upward adjustment was made for the Bank’s market area.

Valuation Range

In addition to the pro forma market value, we have defined a valuation range recognizing the 45 percent public offering and the 55 percent interest in the Corporation to be retained by CF Mutual Holding Company, the parent of the Corporation. The pro forma market value or appraised value will also be referred to as the “midpoint value,” with the remaining points in the valuation range based on the number of shares offered to the public. The number of public shares at the minimum will be 15 percent less than at the midpoint; increasing at the maximum to 15 percent over the midpoint; and further increasing at the maximum, as adjusted, commonly referred to as the supermaximum, to 15 percent over the maximum.

Price to Book Value Method

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition. Exhibit 48 shows the average and median price to book value ratios for the comparable group, which were 84.03 percent and 84.39 percent, respectively. The comparable group indicated a moderate range, from a low of 64.91 percent to a high of 96.56 percent. The comparable group had modestly higher average and median price to tangible book value ratios of 89.06 percent and 89.49 percent, respectively, with a range of 69.76 percent to 100.07 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed moderately from a low of 76.66 percent to a high of 92.16; and the comparable group’s price to tangible book value range narrowed modestly from a low of 84.33 percent to a high of 99.68 percent.

Price to Book Value Method (cont.)

The Corporation’s book value was $11,598,000 and its tangible book value was an identical $11,598,000 at March 31, 2015. Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 57.26 percent and a corresponding fully converted price to tangible book value ratio of 57.26 percent at the midpoint. The fully converted price to book value ratio increases from 52.65 percent at the minimum to 65.14 percent at the maximum, as adjusted, while the fully converted price to tangible book value ratio increases from 52.65 percent at the minimum to 65.14 percent at the maximum, as adjusted.

The Corporation’s fully converted pro forma price to book value ratio of 57.26 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 49, is influenced by the Bank’s capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after the completion of the minority public offering at the midpoint of the valuation range will be approximately 12.13 percent compared to 13.09 percent for the comparable group.

Price to Core Earnings Method

The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Corporation’s after tax core earnings for the twelve months ended March 31, 2015, were $465,000 (reference Exhibit 7) and its net earnings were a loss of $337,000 for that period. To opine the pro forma market value of the Corporation using the price to core earnings method, we applied the core earnings base of $465,000.

In determining the fully converted price to core earnings multiple, we reviewed the ranges of the price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. As indicated in Exhibit 48, the average price to core earnings multiple for

Price to Core Earnings Method (cont.)

the comparable group was 20.15, while the median was a lower 20.12. The average price to net earnings multiple was 25.16, and the median multiple was 20.29. The range of the price to core earnings multiple for the comparable group was from a low of 10.04 to a high of 30.06. The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 10.44 to a high of 28.16 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 26.27 at the midpoint, based on the Corporation’s core earnings of $472,000 for the twelve months ended December 31, 2014. The Corporation’s fully converted core earnings multiple of 26.77 is higher than its net earnings multiple, which was not meaningful due to a loss for net earnings.

Price to Assets Method

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true ratio following conversion.

Exhibit 48 indicates that the average price to assets ratio of the comparable group was 11.39 percent, and the median was 12.00 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.24 percent to a high of 15.33 percent. The range narrows modestly with the elimination of the two extremes in the group to a low of 7.57 percent and a high of 14.42 percent.

Price to Assets Method (cont.)

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.51 percent at the midpoint, which ranges from a low of 7.32 percent at the minimum to 10.99 percent at the maximum, as adjusted.

Valuation Analysis and Summary

Exhibits 49 through 53 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation as fully converted.

Exhibit 53 presents the discounts or premiums of the Corporation’s fully converted pricing ratios relative to those of the comparable group. Based on the Corporation’s fully converted price to book value ratio and its equity of $11,598,000 at March 31, 2015, the Bank’s price to book value ratio of 57.26 percent represents a midpoint discount relative to the comparable group of 31.86 percent. The Corporation’s fully converted price to core earnings multiple of 26.77 represents midpoint premium relative to the comparable group of 7.36 percent. Recognizing the Corporation’s March 31, 2015, asset base of $131,646,000, the Bank’s price to assets ratio of 8.51 percent represents a midpoint discount relative to the comparable group of 25.26 percent.

Exhibits 54 through 59 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation’s minority offering and the reported pricing ratios of the comparable group in their current mutual holding company structure.

Exhibit 59 presents the discounts or premiums of the Corporation’s minority offering pricing ratios relative to the comparable group. At the midpoint, the Corporation’s minority offering price to book value ratio of 79.77 percent represents a discount of 5.06 percent relative

Valuation Analysis and Summary (cont.)

to the comparable group. The price to core earnings multiple of 27.11 for the Corporation at the midpoint value indicates a premium of 6.96 percent. The Corporation’s price to assets ratio of 8.88 percent at the midpoint represents a discount of 21.99 percent.

Valuation Conclusion

As presented in Exhibit 47, the fully converted pro forma valuation range of the Corporation is from a minimum of $10,200,000 or 1,020,000 shares at $10.00 per share to a maximum of $13,800,000 or 1,380,000 shares at $10.00 per share, with a maximum, as adjusted, of $15,870,000 or 1,587,000 shares at $10.00 per share. Exhibit 47 also presents in detail the total number of shares to be issued at each valuation range and the respective number of shares issued to the mutual holding company, the public and the foundation.

It is our opinion that, as of May 8, 2015, the pro forma market value of the Corporation was $12,000,000 at the midpoint, representing a total of 1,200,000 shares at $10.00 per share, including 540,000 shares or 45 percent of the total shares offered to the public and 660,000 shares or 55.00 percent of the total shares issued to CF Mutual Holding Company, the mutual holding company.

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